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As filed with the Securities and Exchange Commission on April 25, 2011.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

YAMANA GOLD INC.
(Exact name of Registrant as specified in its charter)

Canada (Province or other jurisdiction of incorporation or organization)	1040 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

150 York Street, Suite 1102, Toronto, Ontario, Canada M5H 3S5 (416) 815-0220
(Address and telephone number of Registrant's principal executive offices)

MERIDIAN GOLD COMPANY
9670 Gateway Drive
Suite 200
Reno, Nevada 89521-3952
(775) 850-3777
(Name, address and telephone number of agent for service in the United States)

Copies to:

Sofia Tsakos Yamana Gold Inc. 150 York Street, Suite 1102 Toronto, Ontario, Canada M5H 3S5 Telephone (416) 815-0220	Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP One Yonge Street, Suite 1801 Toronto, Ontario, Canada M5E 1W7 Telephone (416) 504-0520

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering)

          It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	At some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
	2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)(3)(4)	Proposed Maximum Offering Price Per Unit(4)	Proposed Maximum Aggregate Offering Price(4)(5)	Amount of Registration Fee

Debt Securities
Common Shares
Warrants
Subscription Receipts

Total	U.S.$525,250,000		U.S.$525,250,000	U.S.$60,982(6)

(1)
There are being registered under this Registration Statement such indeterminate number of debt securities, common shares, warrants and subscription receipts of the Registrant as shall have an aggregate initial offering price not to exceed U.S.$525,250,000. Any securities registered by this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this Registration Statement.
(2)
Includes securities that are to be offered outside the United States but may be resold from time to time in the United States in transactions subject to registration under the Securities Act of 1933, as amended (the "Securities Act").
(3)
In United States dollars or the equivalent thereof in Canadian dollars.
(4)
Based upon a proposed maximum offering price of Cdn$500,000,000. U.S. dollar amounts are calculated based on the Bank of Canada noon rate of US$1.0505 = Cdn$1.00 on April 21, 2011.
(5)
Estimated solely for purposes of calculating the registration fee.
(6)
US$22,160.97 was previously paid in connection with a registration statement on Form F-10 (File No. 333-158343) filed by Yamana Gold Inc. on April 1, 2009, as amended on April 7, 2009, all of which was paid in relation to securities remaining unsold in the offering contemplated by such registration statement, which unsold securities were deregistered upon the filing of a post-effective amendment to such registration statement on April 25, 2011.
Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, such amount is being offset against the filing fee due in connection with the filing of this registration statement. Accordingly, $38,822 is being paid at the time of filing this registration statement.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Senior Vice President, Legal, General Counsel and Corporate Secretary of Yamana Gold Inc., 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5, telephone (416) 815-0220, and are also available electronically at www.sedar.com.

This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after the prospectus has become final and that permits the omission of that information from this prospectus. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	April 21, 2011

YAMANA GOLD INC.
Debt Securities
Common Shares
Warrants
Subscription Receipts
Cdn$500,000,000

Yamana Gold Inc. ("Yamana" or the "Corporation") may offer and issue from time to time, debt securities (the "Debt Securities"), common shares (the "Common Shares"), common share purchase warrants (the "Warrants") or subscription receipts (the "Subscription Receipts") (all of the foregoing, collectively, the "Securities") or any combination thereof up to an aggregate initial offering price of Cdn$500,000,000 during the 25 month period that this short form base shelf prospectus (the "Prospectus"), including any amendments thereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a "Prospectus Supplement").

Investing in the Securities involves a high degree of risk. Investors should carefully read the "Risk Factors" section in this Prospectus.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. Financial statements of the Corporation which will be deemed incorporated by reference herein in the future, or which may form part of a Prospectus Supplement in the future, will be prepared in accordance with International Financial Reporting Standards.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that some of its officers and directors are residents of Canada, that some or all of the underwriters or experts named in the registration statement are residents of a foreign country, and that a substantial portion of the assets of the Corporation and said persons are located outside the United States.

Neither the United States Securities and Exchange Commission, nor any state securities regulator, has approved or disapproved the Securities offered hereby or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Debt Securities, the specific designation, the aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, the interest provisions, the authorized denominations, the offering price, the covenants, the events of default, any terms for redemption or retraction, any exchange or conversion rights attached to the Debt Securities, whether the debt is senior or subordinated to the Corporation's other liabilities and obligations, whether the Debt Securities will be secured by any of the Corporation's assets or guarantees by any other person and any other terms specific to the Debt Securities being offered; (ii) in the case of Common Shares, the number of Common Shares offered, the offering price, the dividend rate, if any, and any other terms specific to the Common Shares being offered; (iii) in the case of Warrants, the designation, the number and terms of the Debt Securities or Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered; and (iv) in the case of Subscription Receipts, the designation, number and terms of the Common Shares, Warrants or Debt Securities receivable upon satisfaction of certain release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms of the release conditions, terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, terms for the refund of all or a portion of the purchase price for the Subscription Receipts in the event the release conditions are not met and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Corporation may offer and sell Securities to, or through, underwriters or dealers and may also offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered pursuant to this Prospectus will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

The outstanding Common Shares of the Corporation are listed and posted for trading on the Toronto Stock Exchange (the "TSX") under the symbol "YRI", on the New York Stock Exchange (the "NYSE") under the symbol "AUY" and on the London Stock Exchange (the "LSE") under the symbol "YAU". Unless otherwise specified in the applicable Prospectus Supplement, no Securities, other than the Common Shares, will be listed on any securities exchange.

The head office of the Corporation is 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5, and its registered office is located at Suite 2100, 40 King Street West, Toronto, Ontario M5H 3C2.

        Investors should rely only on the information contained or incorporated by reference in this Prospectus. The Corporation has not authorized anyone to provide investors with different information. The Corporation is not making an offer of the Securities in any jurisdiction where the offer is not permitted. Investors should not assume that the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

        Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to "Yamana" or the "Corporation" include Yamana Gold Inc. and each of its material subsidiaries.

 NOTICE REGARDING PRESENTATION OF OUR MINERAL RESERVE AND RESOURCE ESTIMATES

        This Prospectus has been, and any Prospectus Supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this Prospectus and any Prospectus Supplement have been, and will be, prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101") and the Canadian Institute of Mining, Metallurgy and Petroleum classification system, as well as the Australasian Code for Reporting Mineral Resources and Ore Reserves, or JORC Code, which is accepted under the Canadian standards. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

        Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (the "SEC"), and reserve and resource information contained or incorporated by reference in this Prospectus and any Prospectus Supplement may not be comparable to similar information disclosed by United States companies. In particular, and without limiting the generality of the foregoing, the term "resource" does not equate to the term "reserve". Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by United States standards in documents filed with the SEC. United States investors should also understand that "inferred mineral resources" have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an "inferred mineral resource" will ever be upgraded to a higher category. Under Canadian rules, estimated "inferred mineral resources" may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource" exists or is economically or legally mineable. Disclosure of "contained ounces" in a resource estimate is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves" by SEC standards as in place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves" are also not the same as those of the SEC, and reserves reported by Yamana in compliance with NI 43-101 may not qualify as "reserves" under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with United States standards.

        See "Description of the Business — Technical Information" in the Corporation's Annual Information Form for the financial year ended December 31, 2010, which is incorporated by reference herein, for a description of certain of the mining terms used in this Prospectus and any Prospectus Supplement and the other documents incorporated by reference herein and therein, as applicable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This Prospectus contains or incorporates by reference "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Except for statements of historical fact relating to the Corporation, information contained herein constitutes forward-looking statements, including any information as to the Corporation's strategy, plans or future financial or operating performance. Forward-looking statements are characterized by words such as "plan", "expect", "budget", "target", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions, assumptions and estimates of management considered reasonable at the date the statements are made, and are inherently subject to a variety of risks and uncertainties and other known and unknown factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the impact of general business and economic conditions; global liquidity and credit availability on the timing of cash flows and the values of assets and liabilities based on projected future conditions; fluctuating metal prices (such as gold, copper, silver and zinc); currency exchange rates (such as the Brazilian real, the Chilean peso, the Argentine peso, the Mexican peso and, to a lesser extent, the Canadian dollar versus the United States dollar); possible variations in ore grade or recovery rates; changes in the Corporation's hedging program; changes in accounting policies; changes in the Corporation's corporate resources; changes in project parameters as plans continue to be refined; changes in project development and production time frames; risk related to joint venture operations; the possibility of project cost overruns or unanticipated costs and expenses; higher prices for fuel, steel, power, labour and other consumables contributing to higher costs; general risks of the mining industry; failure of plant, equipment or processes to operate as anticipated; unexpected changes in mine life; final pricing for concentrate sales; unanticipated results of future studies; seasonality and unanticipated weather changes; costs and timing of the development of new deposits; success of exploration activities; permitting time lines; government regulation of mining operations; environmental risks; unanticipated reclamation expenses; title disputes or claims; limitations on insurance coverage; timing and possible outcome of pending litigation and labour disputes; as well as those risk factors discussed or referred to in the Corporation's annual Management's Discussion and Analysis and Annual Information Form filed with the securities regulatory authorities in all provinces of Canada and available at www.sedar.com, and the Corporation's Annual Report on Form 40-F filed with the SEC. Although the Corporation has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. The reader is cautioned not to place undue reliance on forward-looking statements. The forward-looking information contained herein is presented for the purpose of assisting investors in understanding the Corporation's expected financial and operating performance and the Corporation's plans and objectives in making an investment decision and may not be appropriate for other purposes.

FINANCIAL INFORMATION

        The financial statements of the Corporation incorporated by reference in this Prospectus and which may be incorporated by reference in any Prospectus Supplement are reported in United States dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus and which may be incorporated by reference in a Prospectus Supplement is determined using Canadian generally accepted accounting principles, referred to as "Canadian GAAP". Canadian GAAP differs from United States generally accepted accounting principles, referred to as "U.S. GAAP". Therefore, the consolidated financial statements incorporated by reference in this Prospectus and any Prospectus Supplement may not be comparable to financial statements prepared in accordance with U.S. GAAP. A discussion of the principal differences between the Corporation's financial results and financial condition calculated under Canadian GAAP and under U.S. GAAP is provided in the notes to the Corporation's annual consolidated financial statements incorporated by reference into this Prospectus and any Prospectus Supplement, as applicable. Financial statements of the Corporation which will be deemed incorporated by reference herein in the future, or which may form part of a Prospectus Supplement in the future, will be prepared in accordance with International Financial Reporting Standards.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

        All monetary amounts used in this Prospectus and any Prospectus Supplement are or will be stated in United States dollars, unless otherwise indicated. On April 20, 2011, the noon spot rate for Canadian dollars in terms of the United States dollar, as reported by the Bank of Canada, was US$1.00=Cdn$0.9524 or Cdn$1.00=US$1.0500.

        The closing, high and low noon spot rates for the United States dollar in terms of Canadian dollars for each of the three years ended December 31, 2010, December 31, 2009 and December 31, 2008, as reported by the Bank of Canada, were as follows:

	December 31, 2010	December 31, 2009	December 31, 2008
	(expressed in Cdn$)
Closing	0.9946	1.0466	1.2246
High	1.0299	1.3000	1.2969
Low	1.0778	1.0292	0.9719

 DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada and with the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Senior Vice President, Legal, General Counsel and Corporate Secretary of the Corporation at 150 York Street, Suite 1102, Toronto, Ontario M5H 3S5, telephone (416) 815-0220, and are also available electronically at www.sedar.com. The filings of the Corporation through the System for Electronic Document Analysis and Retrieval ("SEDAR") are not incorporated by reference in this short form prospectus except as specifically set out herein.

        The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces of Canada and the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  (a)
  the annual information form (the "Annual Information Form") of the Corporation dated March 31, 2011 for the year ended December 31, 2010;

  (b)
  the audited consolidated balance sheets of the Corporation as at December 31, 2010 and 2009 and the consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2010, together with the auditor's report thereon and the notes thereto;

  (c)
  management's discussion and analysis of results of operations and financial condition of the Corporation for the year ended December 31, 2010; and

  (d)
  the management information circular of the Corporation dated March 22, 2011 prepared in connection with the annual meeting of shareholders of the Corporation to be held on May 4, 2011.

        Any document of the type referred to above (excluding confidential material change reports) filed by the Corporation with the securities commissions or similar regulatory authorities in Canada after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus. In addition, any similar documents filed on Form 6-K or Form 40-F by the Corporation with the SEC after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus, if and to the extent expressly provided for in such reports on Form 6-K or Form 40-F. The Corporation's periodic reports on Form 6-K and its annual reports on Form 40-F are available at the SEC's website at www.sec.gov.

        Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

        A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities, will be delivered to prospective purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

        Upon a new annual information form and the related annual financial statements being filed by the Corporation with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements (including management's discussion and analysis of financial condition and results of operations in the quarterly reports for such periods), material change reports and management information circulars filed prior to the commencement of the Corporation's financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents referred to in "Documents Incorporated by Reference"; the consent of the auditors; the consent of legal counsel; the consents of the applicable engineers and geologists; powers of attorney of the directors and officers of the Corporation; and a form of indenture. A copy of the form of debt or warrant indenture or subscription receipt agreement will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act").

 AVAILABLE INFORMATION

        The Corporation has filed with the SEC a registration statement on Form F-10 under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), with respect to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information that will be set forth in any such registration statement, certain parts of which will be omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Corporation and the Securities, reference is made to the registration statement and the exhibits thereto, which will be publicly available as described below.

        The Corporation files reports and other information with the Canadian Securities Authorities. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

        The Corporation is subject to the informational requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States and Canadian securities regulators, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. The Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and officers, directors and principal shareholders are exempt from the reporting and short- swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Corporation is not required to publish financial statements as promptly as United States companies. Reports and other information filed by the Corporation may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials can also be obtained at prescribed rates from such facilities. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities and may read and download some of the documents the Corporation has filed with the SEC on the SEC's website at www.sec.gov.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        The Corporation is incorporated under the laws of Canada and its principal place of business is in Canada. Most of the directors and officers of the Corporation are resident outside of the United States and a substantial portion of its assets and the assets of such persons are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation or its directors or officers, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities or any such state securities or "blue sky" laws. The Corporation has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Corporation has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

        The Corporation filed with the SEC, concurrently with its registration statement on Form F-10, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed Meridian Gold Company as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of securities under this Prospectus.

 THE CORPORATION

Overview

        Yamana is a Canadian-based gold producer with significant gold production, gold development stage properties, exploration properties and land positions in Brazil, Chile, Argentina, Mexico and Colombia. Yamana plans to continue to build on this base through existing operating mine expansions and throughput increases, the advancement of its exploration properties and by targeting other gold consolidation opportunities in the Americas.

        The Corporation's portfolio includes: (i) seven operating gold mines, namely Chapada (copper/gold), El Peñón (gold/silver), Jacobina, Gualcamayo, Minera Florida (gold/silver/zinc), Fazenda Brasileiro and a 12.5% indirect interest in the Alumbrera mine (copper/gold/molybdenum), and (ii) various advanced and near development stage projects and exploration properties in Brazil, Chile, Argentina, Mexico and Colombia.

        Set out below is a list of Yamana's main properties and mines:

Producing Mines

  •
  Chapada Mine (Brazil)

  •
  El Peñón Mine (Chile)

  •
  Jacobina Mining Complex (Brazil)

  •
  Gualcamayo Mine (Argentina)

  •
  Minera Florida Mine (Chile)

  •
  Fazenda Brasileiro Mine (Brazil)

  •
  Alumbrera Mine (Argentina) — 12.5% indirect interest

Development and Advanced Stage Exploration Projects

        Unless otherwise stated, construction decisions have been made for the following properties:

  •
  Pilar (Brazil)

  •
  Ernesto/Pau-a-Pique (Brazil)

  •
  C-1 Santa Luz (Brazil)

  •
  Mercedes (Mexico)

  •
  Minera Florida Tailings (Chile)

  •
  QDD Lower West (Argentina)

  •
  Jeronimo (Chile) — (no construction decision made)

Additional Projects

  •
  Agua Rica (Argentina)

  •
  Suyai (Argentina)

  •
  Amancaya (Chile)

  •
  La Pepa (Chile)

  •
  Caiamar (Brazil)

        The corporate chart set out on the following page illustrates the Corporation's principal subsidiaries, together with the jurisdiction of incorporation of each entity and the percentage of voting securities beneficially owned, controlled or directed, directly or indirectly, by the Corporation.

YAMANA GOLD INC. (Canada)
100%
Minera Yamana Inc. (Ontario)
100%
Yamana International Finance BV (Netherlands)
100%
0805346 B.C. Ltd. (British Columbia)
100%
100%
6855237 Canada Inc. (Canada)
100%
Certain BVI, Dutch, Chile & Barbados Holdco's
100%
Minas Argentinas S.A. (Argentina)
100%
Gualcamayo Project
100%
Certain BVI Holdco's
100%
Certain BVI & Dutch Holdco's
100%
Northern Orion Argentina Holdings SA (Cayman)
100%
Certain Cayman, Delaware Holdco's
100%
Minera Agua Rica Sucursal (Argentina)
100%
Agua Rica Property
100%
Northern Orion Canada Pampas Ltd. (British Columbia)
50%
Certain Cayman, Bermudan & Antiguan Holdco's
25%
Minera Alumbrera Sucursal (Argentina)
12.5%
Alumbrera Mine
100%
Fortuna Holdings (Cayman) Ltd. (Cayman)
100%
Meridian Gold Company (Delaware)
100%
Meridian Gold Holdings Cayman Limited (Cayman)
100%
Meridian Gold Holding II Cayman Limited (Cayman)
100%
Meridian Gold Barbaros Limited (Barbados)
100%
Meridian Gold Holdings Mexico SADCV (Mexico)
100%
Certain Cayman, Uruguay, Chile and Mexico Holdco's
100%
Yamana Desenvolvimento Mineral S.A. (Brazil)
100%
Companía Goiana de Ouro S.A. (Brazil)
100%
Pilar de Góias Project
100%
Serra da Borda Mineração e Metalurgia S.A. (Brazil)
100%
Pau-a-Pique/ Ernesto Project
100%
Jacobina Mineração e Comercio Ltda. (Brazil)
100%
Jacobina Mine
100%
Mineração Maracá Industria e Comércio S.A. (Brazil)
100%
Chapada Mine
100%
Caiamar Project
100%
Mineração Fazenda Brasileiro S.A. (Brazil)
100%
Fazenda Brasileiro Mine/ C-1 Santa Luz Project
100%
Minera Meridian Ltda. (Chile)
100%
Minera Florida Ltda. (Chile)
100%
Minera Florida Mine
100%
Yamana Chile Services Ltda. (Chile)
100%
Suyai del Sur S.A. (Argentina)
100%
Suyai Property
100%
Minera Meridian Minerales SRLCV (Mexico)
100%
Mercedes Project
100%
El Peñón Mine
100%
Amancaya Project
100%
La Pepa Project
57%
Aqua de la Falda S.A. (Chile)
100%
Jeronimo Property

Recent Developments

Agua Rica — Integration into Alumbrera

        In March 2011, the Corporation announced an arrangement, subject to formal documentation, with Xstrata Queensland Limited ("Xstrata") and Goldcorp Inc. ("Goldcorp") that would facilitate the ultimate integration of Agua Rica into Alumbrera. Subject to Xstrata and Goldcorp exercising their option to have Alumbrera acquire Agua Rica, and following the integration of the projects, Xstrata, Goldcorp and Yamana would own interests in the combined project of 50%, 37.5% and 12.5% respectively, consistent with their current interests in Alumbrera. Given that Yamana would retain a 12.5% interest in the combined project, the Corporation is effectively agreeing to sell only 87.5% of Agua Rica. A formal decision to purchase Agua Rica would be made at the time of a construction decision. Should Xstrata and Goldcorp decide not to make a construction decision, or should the four year option period expire, Yamana would retain all payments received prior to termination and be entitled to all work product, technical studies and reports developed with respect to Agua Rica during the option period.

        The terms of the agreement provide for Yamana to receive from Xstrata and Goldcorp a combination of payments summarized as follows:

        Initial payments totalling $110 million, payable as follows:

  •
  $10 million payable within seven days of the announcement of the arrangement;

  •
  $20 million payable upon execution of formal transaction documents ("closing");

  •
  $20 million payable 12 months from closing;

  •
  $30 million payable 24 months from closing; and

  •
  $30 million payable 36 months from closing.

        Further payments totalling $200 million, which include:

  •
  $150 million payable upon approval to proceed with construction; and

  •
  $50 million payable upon achieving commercial production.

        In addition to the above consideration, the Corporation would also receive a deferred consideration revenue stream. The deferred consideration to be received by Yamana would be based on a formula (subject to certain adjustments) as follows: 65% of payable gold produced X the lessor of spot gold price and (spot gold price — [$450 + 10% X (spot gold price — $1000)]), up to a maximum of 2.3 million ounces paid to Yamana.

CONSOLIDATED CAPITALIZATION

        There have been no material changes in the share and loan capital of the Corporation, on a consolidated basis, since the date of the most recently filed audited consolidated financial statements of the Corporation as at and for the year ended December 31, 2010.

DESCRIPTION OF EXISTING INDEBTEDNESS

        As at December 31, 2010, there were outstanding loans of approximately $218.3 million under the Corporation's existing credit facilities and the aggregate outstanding balance of the senior unsecured notes is $268.2 million, for a total outstanding balance of approximately $486.5 million net of $6.1 million of capitalized transaction costs. The existing credit facilities and the senior unsecured notes are summarized in the Annual Information Form under the heading "Material Contracts". See "Documents Incorporated by Reference".

 EARNINGS COVERAGE

        In accordance with the requirements of the Canadian Securities Administrators, the following consolidated earnings coverage ratio has been calculated for the 12-month periods ended December 31, 2010 and gives effect to the issuance of all long-term debt of the Corporation and repayment or redemption thereof since such date. The earnings coverage ratio set forth below does not purport to be indicative of earnings coverage ratios for any future periods. The earnings coverage ratio and interest requirements does not give effect to the issuance of any debt securities that may be issued pursuant to this Prospectus and any Prospectus Supplement, since the aggregate principal amounts and the terms of such securities are not currently known.

12 Months Ended December 31, 2010
Interest requirements(1)	$54,064
Earnings before interest and financing expenses, taxes and discontinued operations(1)	$654,869
Earnings coverage	12.11

(1)
Expressed in millions of US dollars.

        If the Corporation offers any debt securities having a term to maturity in excess of one year under this Prospectus and a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such securities.

USE OF PROCEEDS

        Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including funding ongoing operation and/or capital requirements, reducing the level of debt under the Corporation's credit facilities, discretionary capital programs and potential future acquisitions. Each Prospectus Supplement will contain specific information, if any, concerning the use of proceeds from that sale of Securities.

        All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Corporation's general funds, unless otherwise stated in the applicable Prospectus Supplement.

PLAN OF DISTRIBUTION

        The Corporation may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Corporation from the sale of the Securities.

        The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation.

        Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

        In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

 DESCRIPTION OF DEBT SECURITIES

        In this section only, the term "Yamana" refers only to Yamana Gold Inc. without any of its subsidiaries. This description sets forth certain general terms and provisions that would apply to any Debt Securities that Yamana may issue pursuant to this Prospectus. Yamana will provide particular terms and provisions of a series of Debt Securities, and a description of how the general terms and provisions described below may apply to that series, in a Prospectus Supplement.

        The Debt Securities will be issued under an Indenture to be entered into between Yamana as Issuer and one or more trustees (the "Trustee") that will be named in a Prospectus Supplement to this Prospectus. The Indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture has been filed as an exhibit to Yamana's registration statement filed with the SEC. The following summary highlights some of the provisions of the Indenture, and may not contain all of the information that is important to you. Wherever this section refers to particular provisions or defined terms of the Indenture, such provisions or defined terms are incorporated in this Prospectus by reference as part of the statement made, and the statement is qualified by such reference. The term "Securities" as used under this section, refers to all securities issued under the Indenture, including the Debt Securities.

        Yamana may issue Debt Securities and incur additional indebtedness otherwise than through the offering of any Debt Securities pursuant to this Prospectus.

General

        The Indenture does not limit the amount of Securities which Yamana may issue under the Indenture, and Yamana may issue Securities in one or more series. Securities may be denominated and payable in any currency. Yamana may offer no more than Cdn$500 million (or the equivalent in other currencies) aggregate principal amount of Securities pursuant to this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture permits Yamana, without the consent of the holders of any Securities, to increase the principal amount of any series of Securities Yamana has previously issued under the Indenture and to issue such increased principal amount.

        The applicable Prospectus Supplement will set forth the following terms relating to the Securities offered by such Prospectus Supplement (the "Offered Securities"):

  •
  the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

  •
  the rate or rates at which the Offered Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities which are in registered form;

  •
  the terms and conditions under which Yamana may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

  •
  the terms and conditions upon which Yamana may redeem the Offered Securities, in whole or in part, at its option;

  •
  whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

  •
  whether the Offered Securities will be issuable in the form of registered global securities ("Global Securities"), and, if so, the identity of the depositary for such registered Global Securities;

  •
  the denominations in which registered Offered Securities will be issuable, if other than denominations of $1,000 and any multiple thereof, and the denominations in which bearer Offered Securities will be issuable, if other than $5,000;

  •
  each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under "Payment" below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

  •
  if other than U.S. dollars, the currency in which the Offered Securities are denominated or the currency in which Yamana will make payments on the Offered Securities;

  •
  any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; and

  •
  any other terms of the Offered Securities which apply solely to the Offered Securities, or terms generally applicable to the Securities which are not to apply to the Offered Securities.

        Unless otherwise indicated in the applicable Prospectus Supplement:

  •
  holders may not tender Securities to Yamana for repurchase; and

  •
  the rate or rates of interest on the Securities will not increase if Yamana becomes involved in a highly leveraged transaction or Yamana is acquired by another entity.

        Yamana may issue Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, Yamana will offer and sell those Securities at a discount below their stated principal amount. Yamana will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Securities or other Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

        Any Debt Securities issued by Yamana will be direct, unconditional and unsecured obligations of Yamana and will rank equally among themselves and with all of Yamana's other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities issued by Yamana will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of Yamana's subsidiaries.

        Yamana will agree to provide to the Trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

Form, Denomination, Exchange and Transfer

        Unless otherwise indicated in the applicable Prospectus Supplement, Yamana will issue Securities only in fully registered form without coupons, and in denominations of $1,000 and multiples of $1,000. Securities may be presented for exchange and registered Securities may be presented for registration of transfer in the manner set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. Yamana may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. Yamana will appoint the Trustee as security registrar. Bearer Securities and the coupons applicable to bearer Securities thereto will be transferable by delivery.

Payment

        Unless otherwise indicated in the applicable Prospectus Supplement, Yamana will make payments on registered Securities (other than Global Securities) at the office or agency of the Trustee, except that Yamana may choose to pay interest (a) by check mailed to the address of the person entitled to such payment as specified in the security register or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, Yamana will pay any interest due on registered Securities to the persons in whose name such registered Securities are registered on the day or days specified by Yamana.

Registered Global Securities

        Registered Debt Securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Securities will be registered in the name of a financial institution Yamana selects, and the Debt Securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Securities is called the "Depositary". Any person wishing to own Debt Securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Special Investor Considerations for Global Securities

        Yamana's obligations, as well as the obligations of the Trustee and those of any third parties employed by Yamana or the Trustee, run only to persons who are registered as holders of Debt Securities. For example, once Yamana makes payment to the registered holder, Yamana has no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor's financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

        An investor should be aware that when Debt Securities are issued in the form of Global Securities:

  •
  the investor cannot have Debt Securities registered in his or her own name;

  •
  the investor cannot receive physical certificates for his or her interest in the Debt Securities;

  •
  the investor must look to his or her own bank or brokerage firm for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

  •
  the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

  •
  the Depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. Yamana and the Trustee will have no responsibility for any aspect of the Depositary's actions or for its records of ownership interests in the Global Security. Yamana and the Trustee also do not supervise the Depositary in any way; and

  •
  the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

        In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their interests in Debt Securities transferred into their own names, so that they will be direct holders.

        The special situations for termination of a Global Security are:

  •
  when the Depositary notifies Yamana that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

  •
  when and if Yamana decides to terminate a Global Security.

        The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not Yamana or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

Events of Default

        The term "Event of Default" with respect to Securities of any series means any of the following:

  (a)
  default in the payment of the principal of (or any premium on) any Security of that series at its Maturity;

  (b)
  default in the payment of any interest on any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

  (c)
  default in the deposit of any sinking fund payment when the same becomes due by the terms of the Securities of that series;

  (d)
  default in the performance, or breach, of any other covenant or agreement of Yamana in the Indenture in respect of the Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice to Yamana by the Trustee or the holders of at least 25% in principal amount of all outstanding Securities affected thereby;

  (e)
  certain events of bankruptcy, insolvency or reorganization; or

  (f)
  any other Events of Default provided with respect to the Securities of that series.

        If an Event of Default described in clause (a), (b) or (c) above occurs and is continuing with respect to Securities of any series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Securities of that series may require the principal amount (or, if the Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Securities of that series and any accrued but unpaid interest on such Securities be paid immediately. If an Event of Default described in clause (d) or (f) above occurs and is continuing with respect to Securities of one or more series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Securities of all series affected thereby (as one class) may require the principal amount (or, if any of the Securities of such affected series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of such affected series) of all the outstanding Securities of such affected series and any accrued but unpaid interest on such Securities be paid immediately. If an Event of Default described in clause (e) above occurs and is continuing, then the Trustee or the holders of not less than 25% in principal amount of all outstanding Securities (as a class) may require the principal amount (or, if the Securities or any series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Securities and any accrued but unpaid interest on such Securities be paid immediately. However, at any time after a declaration of acceleration with respect to Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Securities of such series (or of all series, as the case may be), by written notice to Yamana and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of Original Issue Discount Securities or Indexed Securities upon the occurrence of any Event of Default and the continuation thereof.

        Except during default, the Trustee is not obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of all series affected by such Event of Default.

        No holder of a Security of any series will have any right to institute any proceedings, unless:

  •
  such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of that series;

  •
  the holders of at least 25% in principal amount of the outstanding Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

  •
  the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in the aggregate principal amount of outstanding Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

        However, these limitations do not apply to a suit instituted by the holder of a Security for the enforcement of payment of principal of or interest on such Security on or after the applicable due date of such payment.

        Yamana will be required to furnish to the Trustee annually an officers' certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

        When Yamana uses the term "defeasance", Yamana means discharge from some or all of its obligations under the Indenture with respect to Securities of a particular series. If Yamana deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Securities of a particular series, then at its option:

  •
  Yamana will be discharged from its obligations with respect to the Securities of such series with certain exceptions, and the holders of the Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Securities and replacement of lost, stolen or mutilated Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

  •
  Yamana will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to it. To exercise defeasance Yamana also must deliver to the Trustee:

  •
  an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

  •
  an opinion of Canadian counsel or a ruling from Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial tax purposes and that holders of the Securities of such series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

        In addition, no Event of Default with respect to the Securities of the applicable series can have occurred and Yamana cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow Yamana to be discharged from all of its obligations under the Securities of any series, Yamana must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Modifications and Waivers

        Yamana may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Securities of all series affected by such modification or amendment; provided, however, that Yamana must receive consent from the holder of each outstanding Security of such affected series to:

  •
  change the stated maturity of the principal of, or interest on, such outstanding Security;

  •
  reduce the principal amount of or interest on such outstanding Security;

  •
  reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding Original Issue Discount Security;

  •
  change the place or currency of payments on such outstanding Security;

  •
  reduce the percentage in principal amount of outstanding Securities of such series, from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

  •
  modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

        The holders of a majority in principal amount of Securities of any series may waive Yamana's compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of or interest on any Security or in respect of any item listed above.

        The Indenture or the Securities may be amended or supplemented, without the consent of any holder of such Securities, in order to, among other things, cure any ambiguity or inconsistency or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Securities.

Consent to Jurisdiction and Service

        Under the Indenture, Yamana will irrevocably appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York, 10011 as its agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture and the Securities and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York, and will submit to such non-exclusive jurisdiction.

Governing Law

        The Indenture and the Securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

        Since most of the assets of the Corporation are outside the United States, any judgment obtained in the United States against Yamana may not be satisfied from Yamana's assets located in the United States.

        Yamana has been informed by its Canadian counsel, Cassels Brock & Blackwell LLP, that a court of competent jurisdiction in the Province of Ontario (an "Ontario Court") can only give a judgment in Canadian dollars. As a result, an Ontario Court would apply an exchange rate converting U.S. dollars into Canadian dollar equivalent determined in accordance with the provisions of the Courts of Justice Act (Ontario) based upon a final and conclusive in personam judgment of a U.S. federal, or New York state, court located in the State of New York (a "New York Court") for a sum certain in money obtained against Yamana with respect to a claim pursuant to the Indenture, without reconsideration of the merits, if:

  •
  the New York Court rendering such judgment had jurisdiction over Yamana, as recognized by the courts of the Province of Ontario and either Yamana was duly served with the process of the New York Court or

    Yamana entered an appearance in the proceeds in the New York Court (and submission by Yamana in the Indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for the purposes of the foregoing);

  •
  such judgment was: (a) not obtained by fraud or in any manner contrary to the principles of natural justice; (b) not for a claim based on any laws of the United States or the State of New York or any other jurisdiction other than the Province of Ontario which an Ontario Court would characterize under the laws of the Province of Ontario as revenue, expropriatory, penal or other public law; (c) not contrary to public policy, as such term is interpreted under the laws of the Province of Ontario or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in such Acts; and (d) subsisting and unsatisfied and not impeachable as void or voidable under New York law; and

  •
  an action to enforce such judgment is commenced in the Ontario Court within any applicable limitation period;

        provided that:

  •
  such Ontario Court has discretion to stay or decline to hear an action on such judgment if the judgment is under appeal, if there is another subsisting judgment in Ontario, New York or any other jurisdiction relating to the same cause of action as such judgment, or if the said judgment has either been satisfied or is voidable under New York Law; and

  •
  an action in Ontario on such judgment may be affected by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally.

        Yamana has been advised by its Canadian counsel that there is some doubt as to the enforceability in Canada, against Yamana, or against any of its respective directors, officers and experts who are not residents of the United States, by a court in original actions or in actions to enforce judgments of United States courts, of civil liabilities predicated solely upon the United States federal securities laws.

The Trustee

        The Trustee under the Indenture will be named in the applicable Prospectus Supplement.

DESCRIPTION OF COMMON SHARES

        The Corporation is authorized to issue an unlimited number of Common Shares, of which there were 744,859,369 issued and outstanding as of April 20, 2011. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Corporation's board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to, or on a pro rata basis with, the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

 DESCRIPTION OF WARRANTS

        The Corporation may issue Warrants to purchase Debt Securities or Common Shares. This section describes the general terms that will apply to any Warrants for the purchase of Common Shares. As of April 20, 2011, Yamana had outstanding 4,885,621 warrants with an exercise price of Cdn$19.08.

        Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants will be issued under a separate Warrant indenture to be entered into between the Corporation and one or more banks or trust companies acting as Warrant agent. The applicable Prospectus Supplement will include details of the Warrant indentures covering the Warrants being offered. The Warrant agent will act solely as the agent of the Corporation and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

        Notwithstanding the foregoing, the Corporation will not offer Warrants for sale separately to any member of the public in Canada unless the offering of such Warrants is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the Prospectus Supplement containing the specific terms of the Warrants to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Warrants will be offered for sale.

        The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

  •
  the designation and aggregate number of Warrants;

  •
  the price at which the Warrants will be offered;

  •
  the currency or currencies in which the Warrants will be offered;

  •
  the designation, number and terms of the Common Shares or Debt Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

  •
  the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

  •
  the designation, number and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

  •
  the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

  •
  whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  •
  material United States and Canadian tax consequences of owning the Warrants; and

  •
  any other material terms or conditions of the Warrants.

        Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. The Corporation may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

 DESCRIPTION OF SUBSCRIPTION RECEIPTS

        The Corporation may issue Subscription Receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Debt Securities, Warrants or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a "Subscription Receipt Agreement"), each to be entered into between the Corporation and an Escrow Agent (the "Escrow Agent"), which will establish the terms and conditions of the Subscription Receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee.

        The following description sets forth certain general terms and provisions of Subscription Receipts and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the Prospectus Supplement describing such Subscription Receipt Agreement. The Prospectus Supplement relating to any Subscription Receipts the Corporation offers will describe the Subscription Receipts and include specific terms relating to their offering. All such terms will comply with the requirements of the TSX, NYSE and LSE relating to Subscription Receipts. If underwriters or agents are used in the sale of Subscription Receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the Subscription Receipts sold to or through such underwriters or agents.

General

        The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts the Corporation offers will describe the specific terms of the Subscription Receipts and may include, but are not limited to, any of the following:

  •
  the designation and aggregate number of Subscription Receipts offered;

  •
  the price at which the Subscription Receipts will be offered;

  •
  the currency or currencies in which the Subscription Receipts will be offered;

  •
  the designation, number and terms of the Common Shares, Debt Securities, Warrants or combination thereof to be received by holders of Subscription Receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

  •
  the conditions (the "Release Conditions") that must be met in order for holders of Subscription Receipts to receive for no additional consideration Common Shares, Debt Securities, Warrants or a combination thereof;

  •
  the procedures for the issuance and delivery of Common Shares, Debt Securities, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

  •
  whether any payments will be made to holders of Subscription Receipts upon delivery of the Common Shares, Debt Securities, Warrants or a combination thereof upon satisfaction of the Release Conditions (for example, an amount equal to dividends declared on Common Shares by the Corporation to holders of record during the period from the date of issuance of the Subscription Receipts to the date of issuance of any Common Shares pursuant to the terms of the Subscription Receipt Agreement, or an amount equal to interest payable by the Corporation in respect of Debt Securities during the period from the date of issuance of the Subscription Receipts to the date of issuance of the Debt Securities pursuant to the terms of the Subscription Receipt Agreement);

  •
  the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the "Escrowed Funds"), pending satisfaction of the Release Conditions;

  •
  the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Debt Securities, Warrants or a combination thereof pending satisfaction of the Release Conditions;

  •
  the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Corporation upon satisfaction of the Release Conditions;

  •
  if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the Subscription Receipts;

  •
  procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price for their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

  •
  any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

  •
  any entitlement of the Corporation to purchase the Subscription Receipts in the open market by private agreement or otherwise;

  •
  whether the Corporation will issue the Subscription Receipts as global securities and, if so, the identity of the depositary for the global securities;

  •
  whether the Corporation will issue the Subscription Receipts as bearer securities, registered securities or both;

  •
  provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the Subscription Receipts;

  •
  the identity of the Escrow Agent;

  •
  whether the Subscription Receipts will be listed on any exchange;

  •
  material United States and Canadian federal tax consequences of owning the Subscription Receipts; and

  •
  any other terms of the Subscription Receipts.

        The holders of Subscription Receipts will not be shareholders of the Corporation. Holders of Subscription Receipts are entitled only to receive Common Shares, Debt Securities, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, Holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

        The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Corporation (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts plus their pro-rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common Shares, Debt Securities or Warrants may be held in escrow by the Escrow Agent, and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

        The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares, Debt Securities or Warrants or any other reorganization, amalgamation, merger or sale of all or substantially all of the Corporation's assets, the Subscription Receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares, Debt Securities or Warrants to which the holder of a Common Share, Debt Security or Warrant would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Subscription Receipts whose Subscription Receipts entitle the holders thereof to receive Common Shares. Alternatively, such securities, evidences of indebtedness or assets may, at the option of the Corporation, be issued to the Escrow Agent and delivered to holders of Subscription Receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if other actions of the Corporation affect the Common Shares, Debt Securities or Warrants, which, in the reasonable opinion of the directors of the Corporation, would materially affect the rights of the holders of Subscription Receipts and/or the rights attached to the Subscription Receipts, the number of Common Shares, Debt Securities or Warrants which are to be received pursuant to the Subscription Receipts shall be adjusted in such manner, if any, and at such time as the directors of the Corporation may in their discretion reasonably determine to be equitable to the holders of Subscription Receipts in such circumstances.

Rescission

        The Subscription Receipt Agreement will also provide that any misrepresentation in this Prospectus, the Prospectus Supplement under which the Subscription Receipts are offered, or any amendment thereto, will entitle each initial purchaser of Subscription Receipts to a contractual right of rescission following the issuance of the Common Shares, Debt Securities or Warrants to such purchaser entitling such purchaser to receive the amount paid for the Subscription Receipts upon surrender of the Common Shares, Debt Securities or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. The time stipulated in the Subscription Receipt Agreement will be at least 180 days from the closing date of the offering of Subscription Receipts. This right of rescission does not extend to holders of Subscription Receipts who acquire such Subscription Receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire Subscription Receipts in the United States.

Global Securities

        The Corporation may issue Subscription Receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement. The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

        The Subscription Receipt Agreement will provide for modifications and alterations to the Subscription Receipts issued thereunder by way of a resolution of holders of Subscription Receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

 PRIOR SALES

        During the 12 month period before the date of this Prospectus, the Corporation has issued Common Shares, or securities convertible into Common Shares, as follows:

Month of Issuance	Number of Securities Issued	Issue/Exercise Price (Cdn$)	Reason for Issuance
2010
April	1,690	10.83	Vesting of Restricted Share Units ("RSUs")
May	205,868	11.72	Vesting of RSUs
	1,068	11.79	Vesting of RSUs
June	415,086	10.82	Issuance of RSUs
	11,235	US3.90	Meridian option exercise
	3,910	10.82	Vesting of RSUs
	240,991	10.85	Vesting of RSUs
July	Nil	Nil	—
August	2,661	10.35	Vesting of RSUs
	10,000	9.65	Yamana option exercise
September	10,860	5.51	Northern Orion option exercise
	15,000	9.65	Yamana option exercise
	52,000	9.91	Yamana option exercise
	2,047	11.73	Vesting of RSUs
October	81,450	9.54	Northern Orion option exercise
November	12,328	US$4.51	Meridian option exercise
	61,713	US$4.64	Meridian option exercise
	14,325	US$6.05	Meridian option exercise
	42,051	US$6.48	Meridian option exercise
	40,725	9.83	Northern Orion option exercise
December	42,961	12.52	Vesting of RSUs
	7,150	9.54	Northern Orion option exercise
	54,543	12.76	Vesting of RSUs
2011
January	235,967	11.79	Issuance of RSUs
	2,864	11.74	Vesting of RSUs
	2,253	11.74	Vesting of RSUs
	145,000	9.65	Yamana option exercises
	1,940	7.94	Viceroy option exercise
February	373,296	12.35	Issuance of RSUs
	7,760	7.94	Viceroy option exercises
	360,000	9.65	Yamana option exercises
	60,000	3.44	Yamana option exercises
March	2,775,000	9.65	Yamana option exercises
	2,421	12.22	Vesting of RSUs
	140,000	3.69	Yamana option exercise

 TRADING PRICE AND VOLUME

        The principal market on which the Common Shares trade is the TSX. The Common Shares also trade on the NYSE and the LSE.

Common Shares

        The following table sets forth, for the periods indicated over the past 12 months prior to the date of Prospectus, the high and low prices and the aggregate volume of trading of the Common Shares on the TSX and the NYSE as reported by Bloomberg on an intra-day basis:

	NYSE			TSX
Period	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		(Cdn$)	(Cdn$)
2010
April	10.86	10.00	249,537,501	11.08	10.00	143,685,929
May	11.49	10.03	308,559,130	11.78	10.60	181,355,166
June	10.98	10.23	188,746,794	11.44	10.52	124,692,382
July	9.89	9.17	155,375,644	10.33	9.50	95,194,553
August	10.32	9.36	144,393,945	10.94	9.75	113,545,692
September	11.55	10.06	176,423,483	11.97	10.38	149,534,742
October	11.79	10.59	190,704,939	11.94	10.86	157,748,700
November	12.05	10.76	227,490,194	12.07	10.85	164,375,054
December	12.80	11.93	163,491,055	12.79	12.06	100,321,348
2011
January	12.51	11.04	177,701,608	12.19	10.96	112,775,900
February	12.73	11.54	136,885,531	12.35	11.38	92,462,058
March	12.99	11.87	190,637,926	12.64	11.75	112,938,077
April(1)	13.30	12.33	148,937,898	12.74	11.94	84,283,005

(1)
For the period from April 1, 2011 through April 20, 2011.

INTEREST OF EXPERTS

        The following are the technical reports prepared in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101") of the Canadian Securities Administrators from which certain technical information relating to the Corporation's material mineral projects contained in the Annual Information Form incorporated by reference in this Prospectus has been derived:

        Chapada Mine — "Chapada Mine and Suruca Project, Goias State, Brazil, Technical Report pursuant to National Instrument 43-101 of the Canadian Securities Administrators" dated March 7, 2011, prepared by Sergio Brandão Silva, P.Geo., Exploration Director, Yamana Gold Inc., Greg Walker, P.Geo., Senior Manager, Resources Estimation, Yamana Gold Inc., Emerson Ricardo Re, MSc, MAusIMM, Corporate Manager R&R, Yamana Gold Inc., Homero Delboni, Jr., Ph.D., Senior Consultant of HDA Serviços s/s Ltda., Raul Contreras, MAusIMM, Senior Consultant, Resource Estimation of Metálica Consultores S.A. and Renato Petter, P. Eng., Technical Services Director, Yamana Gold Inc.

        El Peñón Mine — "Technical Report on the El Peñón Mine, Northern Chile" dated December 7, 2010, prepared by Stuart E. Collins, P.E., Chester M. Moore, P. Eng., Kevin C. Scott, P. Eng., Scott Wilson Roscoe Postle Associates Inc.

        Jacobina Mining Complex — "Technical Report on the Jacobina Mine Complex, Bahia State, Brazil" dated March 30, 2009, prepared by Normand Lecuyer, B.Sc., P.Eng. and Chester M. Moore, P.Eng., Scott Wilson Roscoe Postle Associates Inc.

        Gualcamayo Property — "Technical Report for Gualcamayo Project, San Juan, Argentina, Report for NI 43-101 pursuant to National Instrument 43-101 of the Canadian Securities Administrators" dated March 25,

2011, prepared under the supervision of Guillermo Bagioli, MAusIMM, of Metálica Consultores S.A., Marcelo Trujillo, MAusIMM, of Metálica Consultores S.A., Alvaro Vergara, MAusIMM, of Metálica Consultores S.A., Emerson Ricardo Re, MSc, MAusIMM, Corporate Manager R&R, Yamana Gold Inc., Marcos Eduardo Valencia Araya, P.Geo., Regional Resource Estimation Manager, Andes Exploration, Yamana Gold Inc. and Renato Petter, P. Eng., Technical Services Director, Yamana Gold Inc.

        Minera Florida Mine — "Technical Report on The Alhue Mine of Minera Florida Limitada, Central Chile, Prepared for Yamana Gold Inc., Report for NI 43-101", dated March 22, 2010, prepared by Chester M. Moore, P.Eng., and Stuart Collins, P.E., Scott Wilson Roscoe Postle Associates Inc.

        Such technical information contained in the Annual Information Form and incorporated in this Prospectus by reference is so incorporated in reliance on the authority of those persons as experts in these matters.

        Each of the technical reports noted above is available on SEDAR at www.sedar.com, and a summary of each report is contained in the Annual Information Form under "Description of the Business — Mineral Projects", which is incorporated by reference in this Prospectus.

        The table below sets forth the qualified persons responsible for the mineral resource and mineral reserve estimates for each of the Corporation's mineral projects as disclosed in the notes to the mineral reserve and mineral resource estimates table set forth under the heading "Description of the Business — Mineral Projects — Summary of Mineral Reserve and Mineral Resource Estimates" in the Annual Information Form incorporated by reference in this Prospectus.

Property	Qualified Persons for Mineral Reserves	Qualified Persons for Mineral Resources
Minera Florida	Marco Antonio Alfaro Sironvalle, MAusIMM, Corporate Manager, Reserves, Yamana Gold Inc.	Marcos Valencia A. P.Geo., Regional Resource Estimation Manager, Andes Exploration, Yamana Gold Inc.
Amancaya	Not applicable	Chester M. Moore, P.Eng., Scott Wilson Roscoe Postle Associates Inc.
Alumbrera	Julio Bruna Novillo, AusIMM, Xstrata Plc	Julio Bruna Novillo, AusIMM, Xstrata Plc
Chapada	Raul Contreras, Metalica Consultores S.A.	Emerson Ricardo Re, MSc, MAusIMM, Corporate Manager R&R, Yamana Gold Inc., for Chapada and Greg Walker, P.Geo., Senior Manager, Resources Estimation, Yamana Gold Inc., for Chapada — Suruca
C-1 Santa Luz	Enrique Munoz Gonzalez, MAusIMM, Metalica Consultores S.A.	Marco Antonio Alfaro Sironvalle, MAusIMM, Corporate Manager, Reserves, Yamana Gold Inc.
El Peñón	Marco Antonio Alfaro Sironvalle, MAusIMM, Corporate Manager, Reserves, Yamana Gold Inc.	Marcos Valencia A. P.Geo., Regional Resource Estimation Manager, Andes Exploration, Yamana Gold Inc.
Ernesto/Pau-a-Pique	Renato Petter, P. Eng., Technical Services Director, Yamana Gold Inc.	Rogerio Moreno, MAusIMM, Principal Geologist, MCB Servicos e Mineracao Ltda.
Suyai	Not applicable	Robin J. Young, P. Geo., Western Services Engineering, Inc.
Fazenda Brasileiro	Rogerio Moreno, MAusIMM, Principal Geologist, MCB Servicos e Mineracao Ltda.	Rogerio Moreno, MAusIMM, Principal Geologist, MCB Servicos e Mineracao Ltda.
Gualcamayo	Emerson Ricardo Re, MSc, MAusIMM, Corporate Manager R&R, Yamana Gold Inc.	Marcos Valencia A. P.Geo., Regional Resource Estimation Manager, Andes Exploration, Yamana Gold Inc.

Property	Qualified Persons for Mineral Reserves	Qualified Persons for Mineral Resources
Jacobina	Emerson Ricardo Re, MSc, MAusIMM, Corporate Manager R&R, Yamana Gold Inc.	Rogerio Moreno, MAusIMM, Principal Geologist, MCB Servicos e Mineracao Ltda.
Mercedes	Greg Walker, P.Geo., Senior Manager, Resources Estimation, Yamana Gold Inc	Greg Walker, P.Geo., Senior Manager, Resources Estimation, Yamana Gold Inc.
Jeronimo	Guillermo Bagioli Arce, M. AusIMM, Metálica Consultores S.A.	Dominique Bongarçon, Ph.D, P.Eng., Agoratek International
La Pepa	Not applicable	Chester M. Moore, P. Eng., Scott Wilson Roscoe Postle Associates Inc.
Pilar	Guillermo Bagioli Arce, MAusIMM, Metalica Consultores S.A., for Jordino and Emerson Ricardo Re, MSc, MAusIMM, Corporate Manager R&R, Yamana Gold Inc., for Jordino Extension	Marco Antonio Alfaro Sironvalle, MAusIMM, Corporate Manager, Reserves, Yamana Gold Inc., for Jordino and Pamela L. De Mark, P.Geo., Senior Consultant, Snowden Mining Industry Consultants Inc., for Tres Buracos
Agua Rica	Enrique Munoz Gonzalez, MAusIMM, Metalica Consultores S.A.	Evandro Cintra, Ph.D., P. Geo., Senior Vice President, Technical Services, Yamana Gold Inc.

        The aforementioned firms or persons held either less than one percent or no securities of the Corporation or of any associate or affiliate of the Corporation when they prepared the reports, mineral reserve estimates, mineral resource estimates, or technical information referred to, or following the preparation of such reports, mineral reserves, mineral resources or technical information, and either did not receive any or received less than a one percent direct or indirect interest in any securities of the Corporation or of any associate or affiliate of the Corporation in connection with the preparation of such reports, mineral reserves, mineral resources or technical information.

        None of the aforementioned firms or persons, nor any directors, officers or employees of such firms, are currently, or are expected to be elected, appointed or employed as, a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation other than Renato Petter, Evandro Cintra, Greg Walker and Marco Antonio Alfaro Sironvalle who are all employed by Yamana.

        Deloitte & Touche LLP is the independent registered chartered accountant of the Corporation and is independent of the Corporation within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of British Columbia.

RISK FACTORS

        An investment in securities of the Corporation involves significant risks, which should be carefully considered by prospective investors before purchasing such securities. In addition to information set out or incorporated by reference in this Prospectus, investors should carefully consider the risk factors set out below. Any one of such risk factors could materially affect the Corporation's financial condition and/or future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to the Corporation.

Exploration, Development and Operating Risks

        Mining operations generally involve a high degree of risk. Yamana's operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold, copper and silver, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding, pit wall failure and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property and environmental damage, all of which may result in possible legal liability. Although adequate precautions to minimize risk will be taken, milling operations are subject to hazards such as fire, equipment failure or failure of retaining dams around tailings disposal areas which may result in environmental pollution and consequent liability.

        The exploration for and development of mineral deposits involves significant risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration or development programs planned by Yamana will result in a profitable commercial mining operation. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices that are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Yamana not receiving an adequate return on invested capital.

        There is no certainty that the expenditures made by Yamana towards the search and evaluation of mineral deposits will result in discoveries or development of commercial quantities of ore.

Environmental Risks and Hazards

        All phases of the Corporation's operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, water quality standards and land reclamation and regulate the generation, transportation, storage and disposal of hazardous waste. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that existing or future environmental regulation will not materially adversely affect the Corporation's business, financial condition and results of operations.

        At the Alumbrera Mine, in which Yamana holds a 12.5% interest, a sulphate seepage plume has developed in the natural groundwater downstream of the tailings facility, currently within the mining concession. After completing the original model, an initial pump back well mesh was designed and completed before start up, in order to capture the seepage, which is characterized by high levels of dissolved calcium and sulphate. It will be necessary to augment the pump-back wells over the life of the mine in order to contain the plume within the concession and to provide for monitoring wells for the Vis Vis River. Based on the latest groundwater model, the pump-back system will need to be operated for several years after mine closure. The concentrate pipeline at the Alumbrera Mine crosses areas of mountainous terrain, significant rivers, high rainfall and active agriculture. Although various control structures and monitoring programs have been implemented, any rupture of the pipeline poses an environmental risk from spillage of concentrate. Yamana does not have any indemnities from the previous vendors of its interests in the Alumbrera Mine against any potential environmental liabilities that may arise from operations, including, but not limited to, potential liabilities that may arise from the seepage plume or a rupture of the pipeline.

        Environmental hazards may also exist on the properties on which the Corporation holds interests that are unknown to the Corporation at present and that have been caused by previous or existing owners or operators of the properties.

        Government environmental approvals and permits are currently, or may in the future be, required in connection with the Corporation's operations. To the extent such approvals are required and not obtained, the Corporation may be curtailed or prohibited from proceeding with planned exploration or development of mineral properties.

        Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations, including the Corporation, may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

        Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on the Corporation and cause increases in exploration expenses, capital expenditures or production costs, reduction in levels of production at producing properties, or abandonment or delays in development of new mining properties.

        Production at certain of the Corporation's mines involves the use of sodium cyanide which is toxic material. Should sodium cyanide leak or otherwise be discharged from the containment system then the Corporation may become subject to liability for clean-up work that may not be insured. While appropriate steps will be taken to prevent discharges of pollutants into the ground water and the environment, the Corporation may become subject to liability for hazards that it may not be insured against. The Corporation became a signatory to the International Cyanide Code in September 2008. Further information regarding the International Cyanide Code can be found at the International Cyanide Management Institute website located at www.cyanidecode.org.

Counterparty Risks and Access to Financing

        The Corporation is exposed to various counterparty risks including, but not limited to: (i) financial institutions that hold the Corporation's cash and short term investments; (ii) companies that have payables to the Corporation, including concentrate and bullion customers; (iii) providers of its risk management services; (iv) shipping service providers that move the Corporation's material; (iv) the Corporation's insurance providers; and (v) the Corporation's lenders. The Corporation is also exposed to liquidity risks in meeting its operating and capital expenditure requirements in instances where cash positions are unable to be maintained or appropriate financing is unavailable. These factors may impact the ability of the Corporation to obtain loans and other credit facilities and refinance existing facilities in the future and, if obtained, on terms favourable to the Corporation.

Construction and Start-up of New Mines

        The success of construction projects and the start up of new mines by the Corporation is subject to a number of factors including the availability and performance of engineering and construction contractors, mining contractors, suppliers and consultants, the receipt of required governmental approvals and permits in connection with the construction of mining facilities and the conduct of mining operations (including environmental permits), the successful completion and operation of ore passes, the ADR plants and conveyors to move ore and other operational elements. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which the Corporation is dependent in connection with its construction activities, a delay in or failure to receive the required governmental approvals and permits in a timely manner or on reasonable terms, or a delay in or failure in connection with the completion and successful operation of the operational elements in connection with new mines could delay or prevent the construction and start-up of new mines as planned. There can be no assurance that current or future construction and start-up plans implemented by the Corporation will be successful; that the Corporation will be able to obtain sufficient funds to finance construction and start-up activities; that available personnel and equipment will be available in a timely manner or on reasonable terms to successfully complete construction projects; that the Corporation will be able to obtain all necessary governmental approvals and permits; and that the completion of the construction, the start-up costs and the ongoing operating costs associated with the development of new mines will not be significantly higher than anticipated by the Corporation. Any of the foregoing factors could adversely impact the operations and financial condition of the Corporation.

Uncertainty in the Estimation of Mineral Reserves and Mineral Resources

        To extend the lives of its mines and projects, ensure the continued operation of the business and realize its growth strategy, it is essential that the Corporation continues to realize its existing identified reserves, convert resources into reserves, develop its resource base through the realization of identified mineralized potential, and/or undertake successful exploration or acquire new resources.

        The figures for Mineral Reserves and Mineral Resources contained in the Annual Information Form are estimates only and no assurance can be given that the anticipated tonnages and grades will be achieved, that the indicated level of recovery will be realized or that Mineral Reserves could be mined or processed profitably. Actual reserves may not conform to geological, metallurgical or other expectations, and the volume and grade of ore recovered may be below the estimated levels. There are numerous uncertainties inherent in estimating Mineral Reserves and Mineral Resources, including many factors beyond the Corporation's control. Such estimation is a subjective process, and the accuracy of any reserve or resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation. Short-term operating factors relating to the Mineral Reserves, such as the need for orderly development of the ore bodies or the processing of new or different ore grades, may cause the mining operation to be unprofitable in any particular accounting period. In addition, there can be no assurance that gold recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production. Lower market prices, increased production costs, reduced recovery rates and other factors may result in a revision of its reserve estimates from time to time or may render the Corporation's reserves uneconomic to exploit. Reserve data are not indicative of future results of operations. If the Corporation's actual Mineral Reserves and Mineral Resources are less than current estimates or if the Corporation fails to develop its resource base through the realization of identified mineralized potential, its results of operations or financial condition may be materially and adversely affected. Evaluation of reserves and resources occurs from time to time and they may change depending on further geological interpretation, drilling results and metal prices. The category of inferred resource is often the least reliable resource category and is subject to the most variability. The Corporation regularly evaluates its resources and it often determines the merits of increasing the reliability of its overall resources.

Need for Additional Mineral Reserves

        Given that mines have limited lives based on proven and probable mineral reserves, the Corporation must continually replace and expand its reserves at its gold mines. The life-of-mine estimates included in the Annual Information Form may not be correct. The Corporation's ability to maintain or increase its annual production of gold will be dependent in significant part on its ability to bring new mines into production and to expand reserves at existing mines.

Uncertainty Relating to Mineral Resources

        Mineral resources that are not mineral reserves do not have demonstrated economic viability. Due to the uncertainty which may attach to inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded to proven and probable mineral reserves as a result of continued exploration.

Commodity Prices

        The profitability of the Corporation's operations will be dependent upon the market price of mineral commodities. Mineral prices fluctuate widely and are affected by numerous factors beyond the control of the Corporation. The level of interest rates, the rate of inflation, the world supply of and demand for mineral commodities and the stability of exchange rates can all cause significant fluctuations in prices. Such external economic factors are in turn influenced by changes in international investment patterns, monetary systems and political developments. The price of mineral commodities has fluctuated widely in recent years, and future price declines could cause commercial production to be impracticable, thereby having a material adverse effect on the Corporation's business, financial condition and results of operations.

        Furthermore, reserve calculations and life-of-mine plans using significantly lower metal prices could result in material write-downs of the Corporation's investment in mining properties and increased amortization, reclamation and closure charges.

        In addition to adversely affecting the Corporation's mineral reserve estimates and its financial condition, declining commodity prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if the project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

        The majority of copper concentrate from the Chapada Mine is shipped overseas to smelters in Europe and India. Transportation costs for the copper concentrate could increase substantially due to the price of oil or a shortage in the number of vessels available to ship concentrate to smelters.

Joint Ventures

        Yamana holds an indirect 12.5% interest in the Alumbrera Mine, the other 37.5% and 50% interests being held by Goldcorp and Xstrata, respectively. The Corporation accounts for this investment under the equity method of accounting. The Corporation's interest in the Alumbrera Mine is subject to the risks normally associated with the conduct of joint ventures. The existence or occurrence of one or more of the following circumstances and events, for example, could have a material adverse impact on Corporation's profitability or the viability of its interests held through joint ventures, which could have a material adverse impact on future cash flows, earnings, results of operations and financial condition: disagreement with joint venture partners on how to develop and operate mines efficiently; inability of joint venture partners to meet their obligations to the joint venture or third parties; or litigation arising between joint venture partners regarding joint venture matters.

Infrastructure

        Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Corporation's operations, financial condition and results of operations.

Permitting

        The Corporation's operations are subject to receiving and maintaining permits from appropriate governmental authorities. There is no assurance that delays will not occur in connection with obtaining all necessary renewals of permits for the existing operations, additional permits for any possible future changes to operations, or additional permits associated with new legislation. Prior to any development on any of its properties, the Corporation must receive permits from appropriate governmental authorities. There can be no assurance that the Corporation will continue to hold all permits necessary to develop or continue operating at any particular property.

Insurance and Uninsured Risks

        Yamana's business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, catastrophic equipment failures, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to the Corporation's properties or the properties of others, delays in mining, monetary losses and possible legal liability.

        Although Yamana maintains insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with a mining company's operations.

Yamana may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production such as underground coverage is not generally available to Yamana or to other companies in the mining industry on acceptable terms. Yamana might also become subject to liability for pollution or other hazards that may not be insured against or that Yamana may elect not to insure against because of premium costs or other reasons. Losses from these events may cause Yamana to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Economic and Political Instability in Argentina

        The Corporation's Alumbrera and Gualcamayo mines and Agua Rica and Suyai projects are located in Argentina. There are risks relating to an uncertain or unpredictable political and economic environment in Argentina.

        There is the risk of political violence and social tension in Argentina as a result of past economic performance and Argentina has experienced civil unrest, crime and labour unrest at times. For example, roadblocks (piqueterou) by members of the local communities, political activists, the unemployed and labour unions sometimes occur on national and provincial routes without notice, which could potentially cause disruptions to access routes near the mine site and affect the supply of goods to the mine from time to time.

        Certain political and economic events, such as acts or failures to act by a government authority in Argentina and acts of political violence in Argentina could have a material adverse effect on the Corporation's ability to operate its mines and projects in Argentina.

Increase in Production Costs

        Changes in the Corporation's production costs could have a major impact on its profitability. Its main production expenses are contractor costs, materials, personnel costs and energy. Changes in costs of the Corporation's mining and processing operations could occur as a result of unforeseen events, including international and local economic and political events, a change in commodity prices, increased costs (including oil, steel and diesel) and scarcity of labour, and could result in changes in profitability or reserve estimates. Many of these factors may be beyond the Corporation's control.

        The Corporation relies on third party suppliers for a number of raw materials. Any material increase in the cost of raw materials, or the inability by the Corporation to source third party suppliers for the supply of its raw materials, could have a material adverse effect on the Corporation's results of operations or financial condition.

Land Title

        The acquisition of title to mineral properties is a very detailed and time-consuming process. Title to, and the area of, mineral concessions may be disputed. Although the Corporation believes it has taken reasonable measures to ensure proper title to its properties, there is no guarantee that title to any of its properties will not be challenged or impaired. Third parties may have valid claims underlying portions of the Corporation's interests, including prior unregistered liens, agreements, transfers or claims, including native land claims, and title may be affected by, among other things, undetected defects. In addition, the Corporation may be unable to operate its properties as permitted or to enforce its rights with respect to its properties.

The Corporation's Mining Concessions May be Terminated in Certain Circumstances

        The Corporation's mining concessions may be terminated in certain circumstances. Under the laws of the jurisdictions where the Corporation's operations, development projects and prospects are located, mineral resources belong to the state and governmental concessions are required to explore for, and exploit, mineral reserves. The Corporation holds mining, exploration and other related concessions in each of the jurisdictions where it is operating and where it is carrying on development projects and prospects. The concessions held by the Corporation in respect of its operations, development projects and prospects may be terminated under certain circumstances, including where minimum production levels are not achieved by the Corporation (or a corresponding penalty is not paid), if certain fees are not paid or if environmental and safety standards are not met. Termination of any one or more of the Corporation's mining, exploration or other concessions could have a material adverse effect on the Corporation's financial condition or results of operations.

Competition

        The mining industry is intensely competitive in all of its phases and the Corporation competes with many companies possessing greater financial and technical resources than itself. Competition in the precious metals mining industry is primarily for: mineral rich properties that can be developed and produced economically; the technical expertise to find, develop, and operate such properties; the labour to operate the properties; and the capital for the purpose of funding such properties. Many competitors not only explore for and mine precious metals, but conduct refining and marketing operations on a global basis. Such competition may result in the Corporation being unable to acquire desired properties, to recruit or retain qualified employees or to acquire the capital necessary to fund its operations and develop its properties. Existing or future competition in the mining industry could materially adversely affect the Corporation's prospects for mineral exploration and success in the future.

Additional Capital

        The exploration and development of the Corporation's properties, including continuing exploration and development projects, and the construction of mining facilities and commencement of mining operations, may require substantial additional financing. Failure to obtain sufficient financing will result in a delay or indefinite postponement of exploration, development or production on any or all of the Corporation's properties or even a loss of a property interest. Additional financing may not be available when needed or if available, the terms of such financing might not be favourable to the Corporation and might involve substantial dilution to existing shareholders. Failure to raise capital when needed would have a material adverse effect on the Corporation's business, financial condition and results of operations.

Currency Fluctuations

        Currency fluctuations may affect the Corporation's capital costs and the costs that the Corporation incurs at its operations. Gold is sold throughout the world based principally on a United States dollar price, but a portion of the Corporation's operating and capital expenses are incurred in Brazilian reals, Argentine pesos, Chilean pesos, Mexican pesos and, to a lesser extent, the Canadian dollar. The appreciation of foreign currencies, particularly the Brazilian real and the Chilean peso, against the United States dollar would increase the costs of gold production at such mining operations, which could materially and adversely affect the Corporation's earnings and financial condition. The Corporation has hedged only a portion of its Brazilian real risks and none of the other currencies in which it functions and is therefore exposed to price fluctuation risks.

Write-downs and Impairments

        Mining and mineral interests are the most significant assets of the Corporation and represent capitalized expenditures related to the development of mining properties and related plant and equipment and the value assigned to exploration potential on acquisition. The costs associated with mining properties are separately allocated to exploration potential, reserves and resources and include acquired interests in production, development and exploration-stage properties representing the fair value at the time they were acquired. The values of such mineral properties are primarily driven by the nature and amount of material interests believed to be contained or potentially contained, in properties to which they relate.

        The Corporation reviews and evaluates its mining interests for impairment at least annually or when events or changes in circumstances indicate that the related carrying amounts may not be recoverable, which becomes more of a risk in the global economic conditions that exist currently. An impairment is considered to exist if the total estimated future undiscounted cash flows are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on expected future production, commodity prices, operating costs and capital costs. There are numerous uncertainties inherent in estimating mineral reserves and mineral resources. Differences between management's assumptions and market conditions could have a material effect in the future on the Corporation's financial position and results of operation.

        In addition, with a weaker global economy, there is a larger risk surrounding inventory levels. The assumptions used in the valuation of work-in process inventories by the Corporation include estimates of gold contained in the ore stacked on leach pads, assumptions of the amount of gold stacked that is expected to be recovered from the leach pads, assumptions of the amount of copper that will be crushed for concentrate, assumptions of the amount of gold and copper in these mill circuits and an assumption of the gold and copper price expected to be realized when the gold and copper is recovered. If these estimates or assumptions prove to be inaccurate, the Corporation could be required to write-down the recorded value of its work-in-process inventories, which would reduce the Corporation's earnings and working capital.

Litigation Risks

        All industries, including the mining industry, are subject to legal claims, with and without merit. The Corporation is currently involved in litigation of a non-material nature and may become involved in legal disputes in the future. Defence and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, there can be no assurance that the resolution of any particular legal proceeding will not have a material effect on the Corporation's financial position or results of operations.

        In 2004, a former director of Northern Orion Resources Inc. ("Northern Orion") commenced proceedings in Argentina against Northern Orion claiming damages in the amount of $177 million for alleged breaches of agreements entered into by the plaintiff. The plaintiff alleged that the agreements entitle him to a pre-emption right to participate in acquisitions by Northern Orion in Argentina and claimed damages in connection with the acquisition by Northern Orion of its indirect 12.5% equity interest in the Alumbrera project. On August 22, 2008, the National Commercial Court No. 8 of the City of Buenos Aires issued a first-instance judgment rejecting the claim. The plaintiff appealed this judgment and a decision of the appellate court is pending. While the Corporation considers that the plaintiff's allegations are unfounded and has been advised by its Argentine counsel that the appeal is unlikely to be successful, the outcome is not certain. There is no assurance that the Corporation will be wholly successful in confirming the first-instance judgment at appellate courts.

Use of Derivatives

        From time to time the Corporation uses or may use certain derivative products to manage the risks associated with changes in gold prices, silver prices, copper prices, interest rates, foreign currency exchange rates and energy prices. The use of derivative instruments involves certain inherent risks including, among other things: (i) credit risk — the risk of default on amounts owing to the Corporation by the counterparties with which the Corporation has entered into such transaction; (ii) market liquidity risk — risk that the Corporation has entered into a derivative position that cannot be closed out quickly, by either liquidating such derivative instrument or by establishing an offsetting position; (iii) unrealized mark-to-market risk — the risk that, in respect of certain derivative products, an adverse change in market prices for commodities, currencies or interest rates will result in the Corporation incurring an unrealized mark-to-market loss in respect of such derivative products.

Acquisitions and Integration

        From time to time, the Corporation examines opportunities to acquire additional mining assets and businesses. Any acquisition that the Corporation may choose to complete may be of a significant size, may change the scale of the Corporation's business and operations, and may expose the Corporation to new geographic, political, operating, financial and geological risks. The Corporation's success in its acquisition activities depends on its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of the Corporation. Any acquisitions would be accompanied by risks. For example, there may be a significant change in commodity prices after the Corporation has committed to complete the transaction and established the purchase price or exchange ratio; a material ore body may prove to be below expectations; the Corporation may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt the Corporation's ongoing business and its relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant. In the event that the Corporation chooses to raise debt capital to finance any such acquisition, the Corporation's leverage will be increased. If the Corporation chooses to use equity as consideration for such acquisition, existing shareholders may suffer dilution. Alternatively, the Corporation may choose to finance any such acquisition with its existing resources. There can be no assurance that the Corporation would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

Governmental Regulation of the Mining Industry

        The mineral exploration activities of the Corporation are subject to various laws governing prospecting, development, production, taxes, labour standards and occupational health, mine safety, toxic substances and other matters. Mining and exploration activities are also subject to various laws and regulations relating to the protection of the environment. Although the Corporation believes that its exploration activities are currently carried out in accordance with all applicable rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner that could limit or curtail production or development of the Corporation's properties. Amendments to current laws and regulations governing the operations and activities of the Corporation or more stringent implementation thereof could have a material adverse effect on the Corporation's business, financial condition and results of operations.

Foreign Operations

        The Corporation's operations are currently conducted in foreign jurisdictions, including Brazil, Chile, Argentina and Mexico and some activity in Colombia, and, as such, the Corporation's operations are exposed to various levels of political, economic and other risks and uncertainties. These risks and uncertainties vary from country to country and include, but are not limited to: terrorism; hostage taking; military repression; extreme fluctuations in currency exchange rates; high rates of inflation; labour unrest; the risks of war or civil unrest; expropriation and nationalization; renegotiation or nullification of existing concessions, licences, permits and contracts; illegal mining; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political conditions, currency controls and governmental regulations that favour or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

        Changes, if any, in mining or investment policies or shifts in political attitude in any of the jurisdictions in which the Corporation operates may adversely affect the Corporation's operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income and other taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.

        Failure to comply strictly with applicable laws, regulations and local practices relating to mineral right applications and tenure, could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

        The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on the Corporation's operations or profitability.

Labour and Employment Matters

        While the Corporation has good relations with both its unionized and non-unionized employees, production at its mining operations is dependent upon the efforts of the Corporation's employees. In addition, relations between the Corporation and its employees may be affected by changes in the scheme of labour relations that may be introduced by the relevant governmental authorities in whose jurisdictions the Corporation carries on business. Changes in such legislation or in the relationship between the Corporation and its employees may have a material adverse effect on the Corporation's business, results of operations and financial condition.

Foreign Subsidiaries

        The Corporation is a holding company that conducts operations through foreign subsidiaries and substantially all of its assets are held in such entities. Accordingly, any limitation on the transfer of cash or other assets between the parent corporation and such entities, or among such entities, could restrict the Corporation's ability to fund its operations efficiently. Any such limitations, or the perception that such limitations may exist now or in the future, could have an adverse impact on the Corporation's valuation and stock price.

Market Price of Common Shares

        The common shares are listed on the TSX, the NYSE and the LSE. The price of the common shares is likely to be significantly affected by short-term changes in gold prices or in the Corporation's financial condition or results of operations as reflected in its quarterly earnings reports. Other factors unrelated to the Corporation's performance that may have an effect on the price of the common shares include the following: the extent of analytical coverage available to investors concerning the Corporation's business may be limited if investment banks with research capabilities do not continue to follow the Corporation's securities; the lessening in trading volume and general market interest in the Corporation's securities may affect an investor's ability to trade significant numbers of common shares; and the size of the Corporation's public float may limit the ability of some institutions to invest in the Corporation's securities.

        As a result of any of these factors, the market price of the common shares at any given point in time may not accurately reflect the Corporation's long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Corporation may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Dividend Policy

        The Corporation paid its first quarterly dividend of $0.01 per common share on October 13, 2006 and began paying monthly dividends of $0.01 per common share from July 2008 through December 2008. The Corporation has established a dividend policy providing for a dividend yield that is consistent with the yield of comparable companies' dividend rates and will be reviewed on a periodic basis and assessed in relation to the growth of the operating cash flows of the Corporation. As of the end of 2008, the dividend yield in respect of the common shares had become significantly more than the yield implied by comparable companies' dividend rates and the yield implied on the common shares when the Corporation's dividend policy was initially instituted. In January 2009, the Corporation's board of directors amended the Corporation's dividend policy to return to quarterly dividends of $0.01 per share commencing in the first quarter of 2009, which policy was further amended for each of the second, third and fourth quarters of 2010 to increase quarterly dividends paid per share to $0.015 for the second quarter, $0.02 for the third quarter and $0.03 per share for the fourth quarter of 2010. The Corporation also declared a special dividend of $0.01 per share in the fourth quarter of 2010.

        Payment of any future dividends will be at the discretion of the Corporation's board of directors after taking into account many factors, including the Corporation's operating results, financial condition, comparability of the dividend yield to peer gold companies and current and anticipated cash needs.

Dilution to Common Shares

        During the life of the Corporation's outstanding common share purchase warrants, as well as options and other rights granted or assumed by the Corporation, the holders are given an opportunity to profit from a rise in the market price of the common shares with a resulting dilution in the interest of the other shareholders. The Corporation's ability to obtain additional financing during the period such rights are outstanding may be adversely affected and the existence of the rights may have an adverse effect on the price of the common shares. The holders of common share purchase warrants, options and other rights of the Corporation may exercise such securities at a time when the Corporation would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favourable than those provided by the outstanding rights.

        The increase in the number of common shares in the market and the possibility of sales of such shares may have a depressive effect on the price of the common shares. In addition, as a result of such additional common shares, the voting power of the Corporation's existing shareholders will be diluted.

Future Sales of Common Shares by Existing Shareholders

        Sales of a large number of common shares in the public markets, or the potential for such sales, could decrease the trading price of the common shares and could impair the Corporation's ability to raise capital through future sales of common shares. Substantially all of the common shares not held by affiliates of the Corporation can be resold without material restriction either in the United States, in Canada or both.

Dependence Upon Key Management Personnel and Executives

        The Corporation is dependent upon a number of key management personnel. The loss of the services of one or more of such key management personnel could have a material adverse effect on the Corporation. The Corporation's ability to manage its operating, development, exploration and financing activities will depend in large part on the efforts of these individuals. The Corporation faces intense competition for qualified personnel, and there can be no assurance that the Corporation will be able to attract and retain such personnel. The Corporation has entered into employment agreements with certain of its key executives.

Possible Conflicts of Interest of Directors and Officers of the Corporation

        Certain of the directors and officers of the Corporation also serve as directors and/or officers of other companies involved in natural resource exploration and development and, consequently, there exists the possibility for such directors and officers to be in a position of conflict. The Corporation expects that any decision made by any of such directors and officers involving the Corporation will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Corporation and its shareholders, but there can be no assurance in this regard. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest or which are governed by the procedures set forth in the Canada Business Corporations Act and any other applicable law.

 AUDITOR'S CONSENT

        We have read the short form base shelf prospectus of Yamana Gold Inc. (the "Corporation") dated April 25, 2011 qualifying the distribution of certain securities of the Corporation. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2010 and December 31, 2009, and the consolidated statements of operations, comprehensive income, shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2010. Our report is dated February 23, 2011.

April 25, 2011 Vancouver, Canada	(Signed) DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification.

        Under the Canada Business Corporations Act (the "CBCA"), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done. The Registrant may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

        The by-laws of the Registrant provide that, subject to the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other action or proceeding to which he or she was involved because of that association with the Registrant or other entity, if he or she acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

        The by-laws of the Registrant provide that the Registrant may, subject to the CBCA, purchase and maintain insurance for the benefit of any director, officer, or certain other persons as set out above, against any liability incurred by him or her in his or her capacity as a director or officer of the Registrant or an individual acting in a similar capacity of the Registrant or of another body corporate where he or she acts or acted in that capacity at the Registrant's request. The Registrant has purchased third party director and officer liability insurance.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits.

        The exhibits listed in the exhibits index, appearing elsewhere in this Registration Statement, have been filed as part of this Registration Statement.

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        (a)   Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

        (b)   Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the Registration Statement.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on April 25, 2011.

YAMANA GOLD INC.
By:	/s/ Charles Main Charles Main Executive Vice President, Finance and Chief Financial Officer

 POWERS OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Marrone or Charles Main, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign one or more Registration Statements on Form F-10 and any or all amendments to the above Registration Statements, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform for all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorney-in-fact and agent or the substitutes for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Marrone Peter Marrone	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 25, 2011
/s/ Charles Main Charles Main	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 25, 2011
/s/ Patrick Mars Patrick Mars	Director	April 25, 2011
/s/ John Begeman John Begeman	Director	April 25, 2011
/s/ Richard Graff Richard Graff	Director	April 25, 2011
/s/ Robert Horn Robert Horn	Director	April 25, 2011
/s/ Nigel Lees Nigel Lees	Director	April 25, 2011
/s/ Juvenal Mesquita Filho Juvenal Mesquita Filho	Director	April 25, 2011
/s/ Carl Renzoni Carl Renzoni	Director	April 25, 2011
/s/ Antenor Silva Antenor Silva	Director	April 25, 2011
/s/ Dino Titaro Dino Titaro	Director	April 25, 2011
/s/ Alex J. Davidson Alex J. Davidson	Director	April 25, 2011

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Yamana Gold Inc. in the United States on April 25, 2011.

MERIDIAN GOLD COMPANY
By:	/s/ Darcy Marud Name: Darcy Marud Title: President

 EXHIBIT INDEX

Exhibit Number		Description
4.1		The Registrant's annual information form for the year ended December 31, 2010, dated March 31, 2011 (incorporated by reference to the Registrant's Annual Report on Form 40-F filed April 1, 2011).
4.2		The audited consolidated balance sheets of the Registrant as at December 31, 2010 and 2009 and the consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for the years ended December 31, 2010, 2009 and 2008, together with the auditors' report thereon and the notes thereto (incorporated by reference to the Registrant's Annual Report on Form 40-F filed April 1, 2011).
4.3		The Registrant's management's discussion and analysis of operations and financial condition for the year ended December 31, 2010 (incorporated by reference to the Registrant's Annual Report on Form 40-F filed on April 1, 2011).
4.4		The Registrant's management information circular dated March 22, 2011 prepared in connection with the annual and special meeting of shareholders to be held on May 4, 2011 (incorporated by reference to the Registrant's Report on Form 6-K furnished on April 11, 2011).
5.1	(*)	Consents of Deloitte & Touche LLP, Independent Registered Chartered Accountants.
5.2	(*)	Consent of Cassels Brock & Blackwell LLP.
5.3	(*)	Consent of Renato Petter.
5.4	(*)	Consent of Evandro Cintra.
5.5	(*)	Consent of Enrique Munoz Gonzalez.
5.6	(*)	Consent of Marco Antonio Alfaro Sironvalle.
5.7	(*)	Consent of Chester M. Moore.
5.8	(*)	Consent of Emerson Ricardo Re.
5.9	(*)	Consent of Rogerio Moreno.
5.10	(*)	Consent of Pamela L. De Mark.
5.11	(*)	Consent of Stuart Collins.
5.12	(*)	Consent of Greg Walker.
5.13	(*)	Consent of Julio Bruna Novillo.
5.14	(*)	Consent of Robin J. Young.
5.15	(*)	Consent of Raul Contreras.
5.16	(*)	Consent of Guillermo Bagioli.
5.17	(*)	Consent of Normand Lecuyer.
5.18	(*)	Consent of H. Delboni.
5.19	(*)	Consent of Kevin C. Scott.
5.20	(*)	Consent of Dominique Bongarçon.
5.21	(*)	Consent of Marcos Valencia.
5.22	(*)	Consent of Sergio Brandão.
5.23	(*)	Consent of Marcelo Trujillo.
5.24	(*)	Consent of Alvaro Vergara.
6.1		Powers of Attorney (contained in the signature pages of this Registration Statement on Form F-10).
7.1		Form of indenture (incorporated by reference to exhibit 7.1 of the Registrant's Registration Statement on Form F-10/A filed on April 7, 2009).

(*)
Filed herewith.

QuickLinks

PART I
TABLE OF CONTENTS
NOTICE REGARDING PRESENTATION OF OUR MINERAL RESERVE AND RESOURCE ESTIMATES
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
FINANCIAL INFORMATION
CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
AVAILABLE INFORMATION
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
THE CORPORATION
CONSOLIDATED CAPITALIZATION
DESCRIPTION OF EXISTING INDEBTEDNESS
EARNINGS COVERAGE
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON SHARES
DESCRIPTION OF WARRANTS
DESCRIPTION OF SUBSCRIPTION RECEIPTS
PRIOR SALES
TRADING PRICE AND VOLUME
INTEREST OF EXPERTS
RISK FACTORS
AUDITOR'S CONSENT
PART II
PART III
SIGNATURES
POWERS OF ATTORNEY
AUTHORIZED REPRESENTATIVE
EXHIBIT INDEX